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Microsoft’s Board Adopts New “Say-on-Pay” Policy

Posted by Brad Smith

General Counsel and Corporate Secretary

and John Seethoff

Vice President and Deputy General Counsel

We’ve blogged in the past about Microsoft’s commitment to strong corporate governance, and our belief in the need for transparent policies that enhance public and investor trust in large companies like our own.

Today, our Board of Directors put Microsoft’s philosophy into practice by adopting a new “Say-on-Pay” policy that enables our shareholders to weigh-in on our executive compensation practices.

Under the policy adopted by the Board today, Microsoft shareholders will be able to cast a non-binding, advisory vote every three years on the compensation programs for our senior executive officers. The first vote will take place at our annual shareholders’ meeting later this year on November 19.

As we mentioned in May, we’ve been studying the evolution of Say-on-Pay over the last year. Variations of the concept have been circulating via proposed legislation, shareholder proposals and management initiatives, and our Board has carefully studied the alternatives to determine the approach that would best serve our company and our shareholders.

Indeed, the decision to go with a triennial approach to Say-on-Pay grew out of an open and constructive dialogue with our shareholders. Earlier this year, we received two shareholder proposals asking our Board to implement Say-on-Pay votes. We considered the merits of each proposal and met with Walden Asset Management and Calvert Investments, co-sponsors of one of the proposals, and the United Brotherhood of Carpenters, sponsor of the other, to understand their goals and motivations. We also sought input from several of our largest institutional shareholders, governance advocates and other companies.

Our discussions led us to the conclusion that a three-year cycle is optimal for Say-on-Pay votes at Microsoft. Although we acknowledge that some constituencies support an annual say-on-pay vote, a number of considerations led us to our conclusion. Among them:

•	Our compensation program is designed to induce and reward performance over a multi-year period. Say-on-Pay votes should occur over a similar timeframe.
•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and related business outcomes.
•

Many large shareholders rely on proxy advisory firms, which evaluate the compensation programs of over 12,000 U.S. public companies, for vote recommendations. We believe holding Say-on-Pay votes every three years, rather than annually, helps proxy advisory firms provide more detailed and thorough analyses and recommendations.

•

Most compensation programs can’t be changed overnight. Triennial votes give the Board and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and implement any necessary policy changes.

•

Pre-existing Board requirements to seek shareholder approval of employee stock plans and other compensation-related matters give our shareholders an opportunity to provide feedback even in years when Say-on-Pay votes do not occur.

Our Board has taken today’s action on its own initiative, but we recognize that Say-on-Pay proposals are under consideration on Capitol Hill. Microsoft will of course comply with any requirements that emerge either through federal legislation or regulatory changes adopted by the Securities and Exchange Commission.

We will also continue to look at additional ways to engage with our shareholders on executive compensation. Just as Microsoft believes in constant innovation in our products and services, we believe there is considerable room for innovation in shareholder dialogue.

Microsoft shareholders can communicate directly with our Board, any committee of the Board or any individual directors by e-mailing us at askboard@microsoft.com.

For additional information about corporate governance at Microsoft, please click here, and feel free to leave a comment on this blog below.